BRADFORD & MARZEC LLC

Code of Conduct

Implementation Date: 10/2004

Most Recent Amendment Date: 5/2008

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As officers and employees of Bradford & Marzec LLC (“BMLLC”), we are retained by our clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our clients our undivided loyalty – our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We expect all employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, their employer, and their fellow employees.

We expect all employees to adhere to the highest standards with respect to any potential conflicts of interest with client accounts – simply stated, no officer or employee should ever enjoy an actual or apparent benefit over the account of any client.
We expect all persons associated with BMLLC to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests.
We expect our officers and employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with our clients. Employee activities are further governed through the BMLLC Employee Manual.
Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation where you are unsure about the application of this code or any company policy, you are encouraged to discuss the situation confidentially with your supervisor or any officer.

You are required to complete the Code of Conduct Acknowledgement Form (attached herein) that you have received and understand the contents of the Code of Conduct.

Please direct any questions about the Code of Conduct to BMLLC’s Compliance Officer, or in the Compliance Officer’s absence, a Managing Partner.

BRADFORD & MARZEC LLC

Code of Ethics

Implementation Date: 10/2004
Most Recent Amendment Date: 6/2010

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Governing Standards

This Code of Ethics for Personal Trading (the “Code”) has been adopted by BMLLC to comply with Rule 204-2(a)(12) under the Investment Advisers Act of 1940 (the “Advisers Act”). The Code, which has been designed to identify potential conflicts of interests that may exist when Principals, Officers, Directors, and Employees (collectively “Employees”) execute transactions on behalf of their personal accounts or those over which they maintain beneficial ownership, contains procedures that have been reasonably designed to prevent and detect fraudulent, deceptive or manipulative acts by Employees of BMLLC. BMLLC shall describe its code of ethics to clients in part 2 of form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for BMLLC’s Code of Ethics shall be directed to the Director of Client Services.

General Principles

BMLLC requires that all Employees act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, third-party service providers, employers and fellow employees. It is the explicit policy of BMLLC that Employees should at all time:

•	Place the interest of their clients first;

•	Conduct all personal securities transactions in a manner consistent with this Code and perform their duties in accordance with the Firm’s Code of Ethics and Standards of Professional Conduct;

•	Avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and

•	Adhere to the fundamental standard that BMLLC personnel should not take inappropriate advantage of their positions.

•	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act

Definitions

Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations there under, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. It also includes securities held by members of an Employee’s immediate family sharing the same household. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.

Exempted Securities

Personal securities transactions involving the following types of securities are exempt from the reporting requirements of this Code:

•	High Quality Short-term Debt Instruments or Money Market Instruments (including bankers' acceptances, bank certificates of deposit and commercial paper);

•	Direct Obligations of the U.S. Government;

•	Repurchase Agreements; and

•	Open-end Mutual and Money Market Funds.

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds.

Note: While most Exchange Traded Funds (ETFs) are organized as open-end funds and are therefore excluded from the definition of Reportable Securities under Rule 204A-1 of the Advisers Act, some of the largest ETFs, such as SPDRs, MidCap SPDRs, Nasdaq-100 Shares, and DIAMONDS are organized as unit investment trusts, making their shares subject to the reporting requirement.

Pre-Clearance Policy

Employees must receive written clearance from the Compliance Officer only for personal securities transactions in Corporate Fixed Income securities, Initial Public Offerings, Private Placements, and Fixed Income Derivatives including, but not limited to, options, futures contracts, stripped bonds, forwards and swaps, before completing the transactions. Personal securities transactions in all other types of securities do not need pre-clearance but are still subject to the reporting requirements of the Code.
Generally, Employees shall complete and submit the Pre-Clearance Form (See Attachment A) to the Compliance Officer for approval. If the Compliance Officer wishes to conduct a trade in a security type that requires pre-clearance, the Compliance Officer will complete and submit the same Form to a designated Managing Partner for approval. Alternatively, Employees may request pre-clearance via email as well. In either case, the Compliance Officer shall maintain the pre-clearance forms or copies of the email requests in conjunction with the record-keeping rule.

Once pre-clearance is approved by the Compliance Officer, or, in his absence, a Managing Partner of the Company, the Employee has the remainder of the day to execute the transaction. The pre-clearance approval is good only the day in which the approval is granted.

Personal Securities Reporting

Quarterly Transactions Reports

Every Employee shall report all transactions in non-exempt securities in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security. Each Employee must provide BMLLC with a completed transaction report no less frequently than 30 days after the end of each calendar quarter regardless of whether the Employee engaged in reportable trades during the quarter. Transaction reporting requirements may be satisfied by the remittance of broker confirms and account statements or through the completion of a hand written, signed, and dated transaction report.

Annual Holdings Reports

Submission of a holdings list is required annually regardless of the method chosen to satisfy quarterly reporting requirements. An annual holdings statement for the previous year is to be filed with the Compliance Officer no later than January 31 of the current year and must contain all non-exempt holdings as of yearend. A list containing the title, account number, and custodian for all securities accounts in which an employee or a member of the employee’s immediate family sharing the same household has a direct or indirect pecuniary interest, regardless of whether or not the holdings in the account are exempt from reporting, is to be filed along with the annual holdings report.

Initial Holdings Reports

New Employees are required to disclose all of their personal securities holdings at the commencement of their employment within 10 days of employment and the information must be current as of a date no more than 45 days prior to the date the person becomes an employee (See Attachment B for a copy of the Initial/Annual Holdings Form, Attachment C for a copy of the Annual Personal Account Disclosure Form, and Attachment D for the Quarterly Transaction Report). BMLLC shall maintain these records in accordance with the record-keeping rule.

Certification of Compliance

All Employees are required to certify on an annual basis that they have read and understood this Code and recognize that they are subject to it (see Code of Conduct and Regulatory Compliance Manual Acknowledgement Form).

Review and Enforcement

BMLLC takes the potential for conflicts of interest caused by personal investing very seriously. As such, BMLLC requires its employees to promptly report any violations of the Code of Ethics to the Compliance Officer. BMLLC’s Managing Partners are aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. BMLLC has zero tolerance for retaliatory actions and therefore may subject offenders to remedial actions, as determined by the Managing Partners. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

A.	Report Review

1.

The Compliance Officer shall review the brokerage statements and confirmation statements required for compliance with this Code. A designated Managing Partner will review the Compliance Officer’s brokerage statements and confirmation statements. The Compliance Officer shall keep all statements confidential except as disclosure thereof to BMLLC or designated persons, regulators, or other appropriate persons appointed by BMLLC that may be reasonable and necessary to accomplish the purposes of this Code.

2.

If the Compliance Officer determines that a violation of the Code may have occurred, before making a final determination that a significant violation has been committed by an individual, the Compliance Officer may give such person an opportunity to supply additional information regarding the matter in question.

The Compliance Officer shall maintain all appropriate supporting documentation generated during a review.

B.	Enforcement

1.	If the Compliance Officer determines that a significant violation of this Code has occurred, the Compliance Officer shall promptly report the violation to a Managing Partner of BMLLC.

2.

If any violation of this Code is determined to have occurred, a Managing Partner of BMLLC may impose sanctions and take such other actions as he or she deems appropriate, including, among other things, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause. Any profits or gifts forfeited shall be paid to the applicable client(s) or given to a charity, as the Managing Partner shall determine is appropriate.

Review of Reports Procedures

BMLLC’s Compliance Officer is responsible for verification of adherence to the provisions stated within this Code by all employees. The Compliance Officer is responsible for pre-approving and reviewing submissions made by employees under the requirements of this code.
Furthermore, the Compliance Officer is responsible for the review of all employee personal trading activity in Fixed Income securities in conjunction with trades executed by BMLLC in client portfolios for the period to identify any potential conflicts of interest.

BMLLC believes that these reviews will help to determine, under reasonable and factual merit, whether an employee is engaged in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or to engage in any manipulative practice with respect to a client.

Records

BMLLC shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

•	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A copy of each record made pursuant to the reporting requirements (See Section 6) of this Code by an Employee, shall be preserved by BMLLC for at least five years after the end of the fiscal year in which the record or the information is provided, the most recent two years in an easily accessible place; and

•	A list of all Employees who are, or within the past five years have been, reporting their personal securities transactions pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

•	A record of all written acknowledgements (annual certifications) as required by the Compliance Manual for each person who is currently, or within the past five years was, an employee of BMLLC.

•

BMLLC shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by employees for at least five years after the end of the fiscal year in which the approval is granted, the most recent two years in an easily accessible place.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, BMLLC has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

•	BMLLC’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the Compliance Officer and/or a Managing Partner of the Company.

Whom Does the Policy Cover?

This policy covers all employees of BMLLC (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.
Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.
BMLLC’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and a Managing Partner as soon as possible. From this point, the employee, Compliance Officer and a Managing Partner(s) will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with BMLLC’s Personal Securities Transaction Policy and the securities laws.

•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of non-public information to the Compliance Officer and a Managing Partner.

•	Shall not proceed with any research, trading, etc. until the Compliance Officer and a Managing Partner inform the employee of the appropriate course of action.

Serving As Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.
At certain times, BMLLC may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios might be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of BMLLC, however, raises serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.
As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between BMLLC and the outside organization, and that the employee does not communicate such information to other BMLLC employees in violation of the information barrier.

Similarly, BMLLC may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire BMLLC.

BMLLC employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with BMLLC, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $50 per instance, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present (See Attachment E for a copy of the Gifts and Entertainment Disclosure form). If the event is highly publicized such that the tickets may be selling in excess of face value, the Employee must consider the mark-up for the reporting requirements.

Gifts Given to Taft-Hartley Funds

Employees are reminded that, since BMLLC manages Taft-Hartley funds, any gratuity provided by BMLLC or it’s employees to labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported on Department of Labor Form LM-10 within 90 days following BMLLC’s fiscal year end. Accordingly, BMLLC will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

The Office Manager shall track all reportable entertainment and gifts via Attachment E.

Attachment A

PRE-CLEARANCE REQUEST AND REPORTING FORM

Name of Issuer:	_____________________________________
Type of Security:	_____________________________________
Purchase: ________	Sell: _________

By signing below, I certify and acknowledge the following:

1.	I am not investing in this security to profit improperly from my position as an BMLLC employee;

2.	The investment opportunity did ____ did not _____ arise by virtue of my activities on behalf of a BMLLC client; and

3.	To the best of my knowledge, no BMLLC clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read the BMLLC’s Code of Ethics, dated June 2010, and believe that the proposed trade fully complies with the requirements of the Code. I understand BMLLC reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date: __________	Signature: _________________________________
Print Name: _________________________________

Compliance Use Only:

Approved investment? Yes_______ No________

Approved By: _____________________________

Print Name: _____________________________

If yes, provide a reason for the approval of the investment below.

Attachment B

INITIAL/ANNUAL HOLDINGS REPORT

Please list below any "reportable" securities you or anyone you live with held at year-end. If this is an initial holdings report (for new hires) please list all "reportable" securities you currently hold. Please refer to the BMLLC Compliance Manual to determine if a security is reportable or not.

Submitted by:

Date:
SECURITY	SECURITY	TICKER OR	MATURITY	ANNUAL	SHARES OR PAR	PRINCIPAL	CUSTODIAN
DESCRIPTION	TYPE	CUSIP	DATE	COUPON RATE	VALUE	AMOUNT

Attachment C

ANNUAL PERSONAL HOLDINGS DISCLOSURE

YEAR ENDED:	Submitted by:
Date:

Please list below all accounts that you have a pecuniary interest in. Also list all accounts that anyone living with you has a pecuniary interest in. List all accounts that hold securities,

regardless of whether they include reportable securities or not. Include 401(K) plans, IRAs,
ROTH IRAs, etc.

ACCOUNT TITLE	ACCOUNT NUMBER	BANK/BROKER NAME

Attachment D

BRADFORD & MARZEC LLC

SECURITIES TRANSACTION REPORT	EMPLOYEE NAME: JOHN DOE

IN COMPLIANCE WITH THE INVESTMENT ADVISERS ACT OF 1940, REGULATION SECTION NO. 275.204-2(a)(12), THE FOLLOWING IS A FULL AND COMPLETE ACCOUNTING OF ALL SECURITIES TRANSACTIONS FOR MY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP DURING THIS CALENDAR QUARTER. HOWEVER, THE LISTING OF TRANSACTIONS HEREIN SHALL NOT BE CONSTRUED AS AN ADMISSION THAT I HAVE ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN SUCH SECURITIES.

INDIVIDUAL QUARTERLY TRANSACTION REPORT FOR THE QUARTER ENDING MM/DD/YYYY.

DISTRIBUTION DATE: MM/DD/YYYY

DUE DATE: MM/DD/YYYY                DATE: _________________ _________________________________________

SIGNATURE

TRANSACTION DATE	ACQUISITION OR DISPOSITION	NO. OF SHARES (STOCK) OR PAR VALUE (BONDS)	NAME OF ISSUE	UNIT PRICE	BROKER, DEALER OR BANK
1. TRANSACTIONS IN WHICH BENEFICIAL INTEREST IS CLAIMED
2. TRANSACATIONS IN WHICH NO BENEFICIAL INTEREST IS CLAIMED

Attachment E

BRADFORD & MARZEC LLC

YYYY OUTSIDE ENTERTAINMENT/GIFT REPORT – MONTH

EMPLOYEE: John Doe

SPONSOR ORGANIZATION: __________________________________________________ ALL SPONSOR REPRESENTATIVES: __________________________________________ _____________________________________________________________________________

NUMBER OF OUTSIDE INSTITUTIONAL INVESTORS: __________________________

NUMBER OF BMLLC REPRESENTATIVES: ________________________________________

EVENT AND LOCATION: _____________________________________________________ DATE AND TIME: ____________________________________________________________ APPROXIMATE COST (Per Person): ____________________________________________ PURPOSE OF MEETING/GIFT: ________________________________________________ ______________________________________________________________________________ ADDITIONAL COMMENTS (OPTIONAL): _____________________________________ ______________________________________________________________________________ ______________________________________________________________________________

□ NOTHING TO REPORT (check the box)

SIGNATURE: ____________________________________	DATE: _______________
file: P:\FORMS\GIFT & ENTERTAINMENT GENERIC FORM